Exhibit 99.1

Contact:	Robert Jaffe
Investor Relations
424-288-4098
zqk@quiksilver.com

Quiksilver Announces Executive Leadership and Board Changes

—Pierre Agnes Named CEO, Greg Healy Appointed President,

Thomas Chambolle to be Promoted to CFO, Bob McKnight Appointed Chairman—

Huntington Beach, California, March 27, 2015 Quiksilver, Inc. (NYSE:ZQK) today announced that Pierre Agnes, President of Quiksilver, Inc., has been promoted to Chief Executive Officer and added to the Board of Directors; he succeeds Andy Mooney who is no longer with the company. In addition, Greg Healy, Quiksilver’s APAC Region President, has been promoted to President of Quiksilver, Inc., and Bob McKnight has been appointed Chairman. All changes are effective today.

Bob McKnight, Founder and Chairman of Quiksilver, Inc., said, “On behalf of the board, I want to thank Andy Mooney for his leadership in driving the organizational changes that were essential to restoring our product design leadership and globalizing many of our key functions. This work provides the foundation for the next phase of Quiksilver’s progress.

“The board has great confidence in Pierre’s ability and skills to lead our company. His primary focus will be on improving operational execution and efficiencies, and identifying growth opportunities, especially in the U.S. wholesale channel.”

Pierre Agnes has worked for Quiksilver for 27 years. In November 2014, he was promoted to President of Quiksilver, Inc. He previously served as Global Head of Apparel for Quiksilver, Roxy and DC. Since 2005 Pierre served as President of Quiksilver Europe.

Greg Healy, a CPA, joined Quiksilver’s finance team in 1998. In 2002, he assumed the dual responsibility of Chief Financial Officer and Chief Operating Officer of Quiksilver’s Asia Pacific (APAC) Region. In 2010, Greg was named APAC President, following a promotion to CEO of Australasia in 2009. Greg will be based in Huntington Beach, CA.

The company also announced that Thomas Chambolle, Quiksilver’s EMEA Region Chief Financial Officer, will be promoted to Chief Financial Officer of Quiksilver, Inc. effective April 3, 2015. He succeeds Richard Shields, who has resigned to pursue other opportunities. Shields has agreed to serve as a consultant to the company and resource to Chambolle.

McKnight continued, “We appreciate Richard’s contributions, including pushing our cost reduction program, refinancing of the company’s senior notes and reducing inventory levels. I thank him for agreeing to assist Thomas during this transition.

“Thomas has done an outstanding job leading our EMEA Region finance team. He is well suited to take over the CFO position, and we are confident that he will hit the ground running.”

Thomas Chambolle joined Quiksilver as EMEA Region CFO in 2013. Previously, Thomas was a Managing Partner at Ricol Lasteyrie, a financial advisory consulting firm in France, since 2010. Prior to that, he worked with French government agencies supporting businesses impacted by the global credit crisis, and previously worked as CFO of the spare parts division of Peugeot Citroen, a division of more than 5,000 employees with €4 billion of revenues.

Quiksilver, Inc.

March 27, 2015

About Quiksilver:

Quiksilver, Inc., one of the world’s leading outdoor sports lifestyle companies, designs, produces and distributes branded apparel, footwear and accessories. The Company’s apparel and footwear brands, inspired by a passion for outdoor action sports, represent a casual lifestyle for young-minded people who connect with its boardriding culture and heritage. The Company’s Quiksilver, Roxy, and DC brands have authentic roots and heritage in surf, snow and skate. The Company’s products are sold in more than 100 countries in a wide range of distribution, including surf shops, skate shops, snow shops, its proprietary Boardriders Club shops and other Company-owned retail stores, other specialty stores, select department stores and through various e-commerce channels. The Company’s corporate headquarters are in Huntington Beach, California.

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NOTE: For further information about Quiksilver, Inc., please visit our website at www.quiksilverinc.com. We also invite you to explore our brand sites, www.quiksilver.com, www.roxy.com and www.dcshoes.com.